Exhibit 99.1

News Release

Enpro Inc. to Appoint Joseph F. Bruderek Jr. as Chief Financial Officer

CHARLOTTE, NC, January 8, 2024 – Enpro Inc. (NYSE: NPO), an industrial technology company, today announced that Joe Bruderek has joined the company as Executive Vice President, Finance, and Enpro’s board has appointed Mr. Bruderek as Chief Financial Officer effective April 1, 2024.  His appointment follows the previously announced retirement of J. Milton “Milt” Childress II from Enpro following 19 years with the Company.  Mr. Childress will continue as Enpro’s Chief Financial Officer until April 1, 2024, and will remain with the Company until May 31, 2024, to ensure a smooth transition.

“Joe is an accomplished executive with considerable financial and operational expertise, and we are excited to welcome him as Enpro’s next Chief Financial Officer,” said Eric Vaillancourt, President and Chief Executive Officer.  “He brings a proven track record of driving profitability, financial discipline and leading impactful strategic initiatives.  We look forward to working with him as we continue positioning Enpro to capitalize on the meaningful growth opportunities ahead in our key markets.”

“Enpro is an outstanding company with a leading portfolio of products and solutions, a best-in-class operating platform and a clear track record of shareholder value creation,” said Joe Bruderek.  “I am honored to join the company at this exciting stage in its history and to support the team in advancing Enpro’s strategic initiatives, further strengthening its financial profile and continuing the company’s disciplined growth strategy.”

Mr. Bruderek brings two decades of experience as a strategic financial leader.  Most recently, he served as Vice President, Commodities and Corporate Strategy of Momentive Performance Materials Inc., a global provider of silicones and specialty materials, from April 2022 until June 2023.  Prior to that, Mr. Bruderek served in a variety of leadership positions with Momentive and General Electric over his 23-year tenure, including Vice President, Corporate Development; Vice President and General Manager, Sealants; Director of Finance, Formulated Products Division; and Chief Financial Officer, Americas.  While at Momentive, he led the company’s Vision 2025 efforts, which included several strategic portfolio transformation initiatives that repositioned the company toward specialty businesses and drove substantial profitability enhancements.  Mr. Bruderek served in various financial roles of increasing responsibility from 2000 to 2006 while the business was part of General Electric.

About Enpro

Enpro is a leading industrial technology company focused on critical applications across many end-markets, including semiconductor, industrial process, commercial vehicle, sustainable power generation, aerospace, food and pharma, photonics, and life sciences.  Headquartered in Charlotte, North Carolina, Enpro is listed on the New York Stock Exchange under the symbol “NPO.”  For more information about Enpro, visit the company’s website at https://www.enpro.com.

Investor Contacts:	James Gentile
Vice President, Investor Relations

Jenny Yee
Corporate Access Specialist

Enpro Inc.
Phone:	704-731-1527	5605 Carnegie Boulevard
Charlotte, NC 28209
Email:	investor.relations@enpro.com	www.enpro.com

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